UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 27, 2015
Diamond Resorts International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2015, at a meeting of the Board of Directors (the “Board”) of Diamond Resorts International, Inc. (the “Company”), the Board elected Jeffrey W. Jones to serve as a member of the Board, effective immediately following the 2015 Annual Meeting of the Company’s stockholders (the “2015 Annual Meeting”). In connection with Mr. Jones’s election to the Board, the Board increased the size of the Board from nine to ten directors, effective immediately following the 2015 Meeting, and Mr. Jones will fill the vacancy on the Board resulting from that expansion. Mr. Jones will serve as a Class I director, with a term expiring at the 2017 annual meeting of the Company’s stockholders. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer for Vail Resorts, Inc., a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President – Lodging, Retail and Real Estate. Mr. Jones is currently a member of the board of directors and chairs the audit committee for Noodles & Company, a publicly held fast-casual restaurant chain with over 430 locations system wide. Mr. Jones also serves on the board of directors and chairs the audit and finance committee of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. In addition, Mr. Jones is a member of the board of directors of Summit Hotel Properties, a publicly held real estate investment trust, where he is chairman of the audit committee and a member of the nominating and corporate governance committee and the compensation committee. He is also a member of the US Bank Advisory Board and is a member of the board of the Leeds School of Business, University of Colorado Boulder. Prior to joining Vail Resorts, Inc., Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst College and is a member of the American Institute of Certified Public Accountants (AICPA).

As a non-employee director of the Company, Mr. Jones will be entitled to receive compensation consistent with that provided to other members of the Board who are not officers or employees of the Company.

The Board has determined that Mr. Jones is a non-employee director who meets the applicable independence requirements for directors of the New York Stock Exchange (the “NYSE”). We previously were, but on August 11, 2014 ceased to qualify as, a “controlled company” under the NYSE rules. As a result of this loss of “controlled company” status, we are required to have a majority of independent members on our Board by August 11, 2015 (the first anniversary of our loss of “controlled company” status). Following the effectiveness of Mr. Jones’s appointment to the Board, half of the members of the Board will be “independent directors,” as defined by the marketplace rules of the NYSE. The Company will take such steps as it determines to be necessary to satisfy this NYSE director independence requirement by the deadline.

A copy of the Company’s press release relating to Mr. Jones's appointment as a director, effective immediately following the 2015 Annual Meeting, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Diamond Resorts International, Inc., dated April 2, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.
April 2, 2015	By: /s/ Jared T. Finkelstein Name: Jared T. Finkelstein Title: Senior Vice President-General Counsel and Secretary